As filed with the Securities and Exchange Commission on December 8, 2000
                                                    Registration No. 333-_______
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                             ----------------------
                               E-CRUITER.COM INC.
             (Exact name of registrant as specified in its charter)
            CANADA                                    NOT APPLICABLE
(State or other jurisdiction of            (I.R.S. Employer Identification No.)
incorporation or organization)
                             ----------------------
                          360 ALBERT STREET, SUITE 1510
                                 OTTAWA, ONTARIO
                                  CANADA K1R7X7
                                 (613) 236-2263
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

             E-CRUITER.COM INC. 1997 KEY EMPLOYEE STOCK OPTION PLAN
                                       AND
                               E-CRUITER.COM INC.
                  1999 EMPLOYEE AND DIRECTOR STOCK OPTION PLAN
                              (Full Title of Plans)
                             ----------------------
                                 CT CORPORATION
                                111 EIGHTH AVENUE
                            NEW YORK, NEW YORK 10019
                                 (212) 894-8600
                     (Name and address, including zip code,
        and telephone number, including area code, of agent for service)
                             ----------------------
                                    Copy to:

                            DAVID S. LEFKOWITZ, ESQ.
                           WEIL, GOTSHAL & MANGES LLP
                                767 FIFTH AVENUE
                            NEW YORK, NEW YORK 10153
                                 (212) 310-8000
                             ----------------------
                         CALCULATION OF REGISTRATION FEE

===================================================================================================================================
Title of Each Class of Securities to be        Amount to be          Proposed Maximum       Proposed Maximum         Amount of
Registered                                      Registered          Offering Price Per     Aggregate Offering    Registration Fee
                                                                           Share                 Price
-----------------------------------------------------------------------------------------------------------------------------------
Common Shares, Without Par Value         1,524,125 shares (1) (2)     US $1.5625 (3)       US $2,381,445 (3)        US $628.70
===================================================================================================================================

(1) Consists of 1,150,000 common shares issuable upon the exercise of options granted or to be granted pursuant to the E-Cruiter.com Inc. 1999 Employee and Director Stock Option Plan, 356,983 common shares issuable upon the exercise of options granted pursuant to the E-Cruiter.com Inc. 1997 Key Employee Stock Option Plan, and 17,142 common shares to be offered and sold by selling shareholders who acquired them as restricted securities prior to the filing of this registration statement upon the exercise of options granted under the E-Cruiter.com Inc. 1997 Key Employee Stock Option Plan.
(2) This registration statement also covers an indeterminate number of common shares that may be issued by reason of stock splits, stock dividends or similar transactions in accordance with Rule 416 of the Securities Act of 1933.
(3) Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act of 1933, based upon the average of the high and low sales prices of the common shares on the Nasdaq Small Cap Market on December 5, 2000 as reported by Bloomberg L.P.
-------------------------------------------------------------------------------

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

This Registration Statement relates to 356,983 common shares issuable upon the exercise of stock options granted to employees and directors under the E-Cruiter.com Inc. 1997 Key Employee Stock Option Plan (the "1997 PLAN"), 1,150,000 common shares issuable upon the exercise of stock options granted or that may be granted in the future to our employees and directors pursuant to the E-Cruiter.com 1999 Employee and Director Stock Option Plan (the "1999 PLAN"), and 17,142 common shares to be offered and sold by selling shareholders named in the Reoffer Prospectus who acquired such shares as restricted securities prior to the filing of this registration statement upon the exercise of options granted by us under the 1997 Plan.

E-Cruiter.com, Inc. will send or give the documents containing the information specified in Part I of Form S-8 to plan participants as specified by Rule 428(b)(1) under the Securities Act of 1933 (the "SECURITIES ACT"). We are not required to file these documents with the United States Securities and Exchange Commission (the "SEC") either as part of this registration statement or as reoffer prospectuses or reoffer prospectus supplements under Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act and relates to offers and sales to our employees and directors of common shares issuable pursuant to the exercise of options granted under the 1997 Plan and the 1999 Plan.

Neither the 1997 Plan nor the 1999 Plan is subject to the provisions of the U.S. Employee Retirement Income Security Act of 1974, also known as ERISA. Participants in either plan may obtain additional information regarding the plans by calling us at (613) 236-2263, Attention: Jeff Potts, Chief Financial Officer or writing to us at E-Cruiter.com, Inc., Constitution Square, 360 Albert Street, Suite 1510, Ottawa, Ontario, Canada, K1R7X7, Attention: Jeff Potts, Chief Financial Officer.

Under the cover of this Form S-8 is also a reoffer prospectus prepared in accordance with Part I of Form F-3 under the Securities Act and pursuant to General Instruction C to Form S-8. The reoffer prospectus may be used for reoffers and resales of common shares by the selling shareholders named in such prospectus who acquired such shares as "restricted securities" prior to the filing of this registration statement upon the exercise of options granted under the 1997 Plan.

                               REOFFER PROSPECTUS
                               ------------------

                               E-CRUITER.COM INC.

  17,142 COMMON SHARES ACQUIRED UPON THE EXERCISE OF OPTIONS GRANTED UNDER THE
             E-CRUITER.COM INC. 1997 KEY EMPLOYEE STOCK OPTION PLAN

This prospectus relates to 17,142 of our common shares that may be sold from time to time by the selling shareholders named in this prospectus. These common shares have been acquired by the selling shareholders upon the exercise of options that were granted by us pursuant to the E-Cruiter.com Inc. 1997 Key Employee Stock Option Plan.

The selling shareholders may sell the shares from time to time on or off the Nasdaq Small Cap Market or the Boston Stock Exchange at prevailing market prices or at negotiated prices. Sales may be made through brokers or to dealers, who are expected to receive customary commissions or discounts. We will not receive any of the proceeds from the sale of the shares by the selling shareholders.

The selling shareholders and any agents or broker-dealers that participate with the selling shareholders in the distributions of the shares may be considered "underwriters" within the meaning of the Securities Act, and, in that event, any commissions received by them and any profit on the resale of the shares may be considered underwriting commissions or discounts under the Securities Act.

Our common shares are traded on the Nasdaq Small Cap Market under the symbol "ECRU" and on The Boston Stock Exchange under the symbol "ECR". On December 5, 2000, the closing price of our common shares on the Nasdaq Small Cap Market was US $1.5625 per share.

INVESTING IN THE COMMON SHARES INVOLVES RISKS. SEE "RISK FACTORS" SECTION BEGINNING ON PAGE 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                        Prospectus dated December 8, 2000

YOU SHOULD ONLY RELY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS OR ANY SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. OUR COMMON SHARES ARE NOT BEING OFFERED IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS.

EXCEPT AS OTHERWISE INDICATED, ALL DOLLAR AMOUNTS REPRESENT CANADIAN DOLLARS.



                                  ------------

                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS..................2

WHERE YOU CAN FIND MORE INFORMATION........................................3

PROSPECTUS SUMMARY.........................................................3

RISK FACTORS...............................................................4

E-CRUITER.COM INC.........................................................10

USE OF PROCEEDS...........................................................12

SELLING SHAREHOLDERS......................................................12

PLAN OF DISTRIBUTION......................................................13


                              CAUTIONARY STATEMENT
                      REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference include "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to our future plans, objectives, expectations and intentions and may be identified by use of forward-looking terminology such as "estimates," "projects," "believes," "expects," "intends," "plans," "may," "would," "could" or "should," or the negative or other variation of these words, or other similar expressions. All forward-looking statements contained in this prospectus and in the documents incorporated by reference, including those presented with numerical specificity, however, are uncertain. Actual results may differ from those discussed in these statements and you may consider these differences important to your investment decision. Factors that could contribute to these differences include those discussed in the "Risk Factors" section and elsewhere in this prospectus. You should not place undue reliance on the forward-looking statements in this prospectus or in the documents incorporated by reference, which speak only as of the date the statement is made.

                       WHERE YOU CAN FIND MORE INFORMATION

Because our common shares are listed on the Nasdaq Small Cap Market and on The Boston Stock Exchange Inc., we are subject to the information requirements of the U.S. Securities Exchange Act of 1934 (the "EXCHANGE ACT") applicable to "foreign private issuers" having a class of securities registered under Section 12 of the Exchange Act. Accordingly, we file periodic reports on Forms 20-F and 6-K with the SEC. As a foreign private issuer, however, we are exempt from the provisions of the Exchange Act regarding the furnishing and content of proxy statements to shareholders and rules relating to short swing profits reporting and liability. You may read and copy the reports and other information that we have filed at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may request copies of these documents by writing to the SEC and paying a duplicating charge. For further information on the operation of the Public Reference Room, please call the SEC at 1-800-SEC-0330. Reports which we have filed electronically with the SEC via the EDGAR System may be obtained at the website maintained by the SEC at http:/www.sec.gov.

We have filed with the SEC a registration statement on Form S-8 under the Securities Act. This prospectus, which is a part of the Form S-8 registration statement, does not include all the information contained in the registration statement and its exhibits. For further information with respect to E-Cruiter and our common shares, you should consult the registration statement and its exhibits. Statements contained in this prospectus concerning the provisions of any documents are summaries of those documents, and we refer you to the copies of such documents filed with the SEC for more information. The Form S-8 registration statement and any of its amendments, including exhibits filed as a part of such registration statement or as part of any amendment to such registration statement, are available for inspection and copying as described above.

The SEC allows us to "incorporate by reference" the information we file with them. This means that we can disclose important information to you by referring you to the other information we have filed with the SEC. The information that we incorporate by reference is considered to be part of this prospectus. Information that we file later with the SEC which is incorporated by reference will automatically update and supersede this information.

We incorporate by reference in this prospectus the documents listed below:

         o our Annual Report on Form 20-F for the fiscal year ended May 31, 2000 which was filed with the SEC on November 30, 2000 pursuant to Section 13 of the Exchange Act (File No. 1-15503);

         o the description of our common shares, which is contained under the heading "Description of Common Shares" in the prospectus that is part of our registration statement no. 333-87537, and any amendment or report filed for the purpose of updating such description. This description was also incorporated by reference in our registration statement on Form 8-A filed under the Exchange Act;

         o any Form 6-K subsequently filed with the SEC which is identified by us as being incorporated by reference into this prospectus; and

         o any other reports filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering made under this prospectus.

We will provide upon written or oral request and without charge to each person to whom a copy of this prospectus is delivered a copy of any and all documents incorporated by reference into this prospectus, except the exhibits to those documents (unless those exhibits are specifically incorporated by reference in those documents). Requests for copies can be made by writing or telephoning us at E-Cruiter.com Inc., Constitution Square, 360 Albert Street, Suite 1510, Ottawa, Ontario, Canada, K1R7X7, Telephone (613) 236-2263, Attention: Tammie Brown, Investor Relations.

                               PROSPECTUS SUMMARY

The following summary highlights information contained in this prospectus. You should read this entire prospectus carefully, including the "Risk Factors" section and our periodic reports filed with the SEC which are incorporated by reference into this prospectus, prior to investing in the common shares.


The Company........   We provide on-line recruiting services to companies of all sizes through our Web site at www.ecruiter.com on our servers located in Ottawa, Canada. Clients access the recruitment services through standard Web browsers. For more information about our business, please see the "E-Cruiter.com Inc." section of this prospectus.

The Offering.......   The selling shareholders may use this prospectus to sell a total of 17,142 common shares. These shares have been acquired by the selling stockholders prior to the date of this prospectus pursuant to the exercise of options granted under our 1997 Plan. We will not receive any proceeds from such sales of common shares by the selling shareholders.

Company Offices....   Our offices are located at Constitution Square, 360 Albert
                      Street, Suite 1510, Ottawa, Ontario, Canada, K1R7X7.


                                  RISK FACTORS

Prospective investors in our common shares should carefully consider the following factors that affect us, together with the other information contained in or incorporated by reference into this prospectus.

We may not become profitable. Since our inception, we have incurred losses which have been substantial in relation to our operations. As of May 31, 2000, the end of our most recent fiscal year, we had an accumulated deficit of $12,214,843. Our losses are continuing and increasing. We have reported a loss of $1,821,954 for the three months ended August 31, 2000. Since our inception we have generated relatively small amounts of revenue. If revenue grows slower than we anticipate or if operating expenses exceed our expectations, we may not become profitable. Even if we do achieve profitability, we may not sustain or increase profitability on a quarterly or annual basis. Failure to achieve or maintain profitability may materially and adversely affect the market price of our common shares. We expect our operating expenses to continue in connection with our operations.

We may not be able to grow our client base and revenue because of the number of competitors and the variety of sources of competition we face. Our future success will depend in large part on our ability to rapidly grow and maintain our client base and revenue. This requires that we offer services that are superior to the services being offered by our competitors and that we price them competitively. We compete for a portion of employers' recruiting budgets with many types of competitors, as employers typically utilize a variety of sources for recruiting, including:

         o        traditional offline recruiting firms;
         o        traditional offline advertising, such as print media;
         o        resume processing companies;
         o        Web-based recruitment companies;
         o        Internet job posting companies; and
         o        client-server-based software services.

In addition, many employers are developing or may develop their own software to satisfy their recruitment needs. If we are unable to rapidly grow our client base and revenue, our business, operating results and financial condition could be materially adversely affected.

The increasing competition in our markets could affect our ability to expand. We expect competition to increase and intensify in the future, with increased price competition developing for our services. A number of our current and potential competitors have longer operating histories and consequently greater financial, technical and marketing resources and name recognition than we do which could give them a competitive advantage. Our competitors may develop products or services that are equal or superior to ours or that achieve greater market acceptance than ours. It is also possible that new competitors may emerge and rapidly acquire significant market share. As a result, we may not be able to expand our market share and our ability to enter new markets may be adversely affected.

If we experience client attrition, our operating results will be adversely affected. Since we generally enter into subscription agreements with our E-Cruiter Enterprise clients for terms of one year or less, we have no assurance that a client will remain a long-term client. If we lose a high percentage of clients after the expiration of their initial subscription, our operating results will be adversely affected. Since we have only been offering this service for a short period of time, we do not know what rate of client attrition to expect. To the extent we experience significant client attrition, we must attract additional clients to maintain revenue.

We may not be able to strengthen and maintain awareness of our brand name. We believe that our success will depend to a large degree on our ability to successfully strengthen and maintain our brand recognition and reputation. In order to strengthen and maintain our brand recognition and good reputation, we will need to invest heavily in our marketing and maintain high standards for actual and perceived quality, usefulness, reliability, security and ease of use of our services. If we fail to successfully promote and maintain our brand, particularly after incurring significant expenses in promoting our brand, or encounter legal obstacles which prevent our continued use of our brand name, our business and the value of our shares could be materially adversely affected. Moreover, even if we continue to provide good service to our clients, factors outside of our control, including actions by organizations that are mistaken for us and factors generally affecting our industry, could affect our brand and the perceived quality of our services.

Our success will depend on our ability to enter into strategic relationships with job posting and other on-line recruitment services to offer an attractive service to our clients and with a variety of third parties to expand the distribution of our services. If we are unable to enter into successful strategic relationships, our business will suffer. We must maintain our existing relationships with job posting boards and other on-line recruitment services and enter into additional similar relationships to continue to offer an attractive service. We also must enter into arrangements with third parties, such as value-added service providers, to expand the distribution of our services. Because many of these third parties compete with each other, the existence of a relationship with any particular third party may limit or preclude us from entering into a relationship with that third party's competitors. In addition, some of the third parties with which we seek to enter into relationships may view us as a competitor and refuse to do business with us. The loss of existing relationships or our inability to enter into new similar relationships may adversely affect our ability to improve our services, offer an attractive service in the new markets that we enter, or expand the distribution of our services.

We may not be able to expand our business successfully into new geographic markets. Until recently, we have marketed our services primarily in Canada. Consequently, all of our current clients are enterprises that are based in Canada or that seek to fill job openings in Canada. Our success and ability to grow our business will depend to a significant degree on our ability to market our services successfully in new geographic markets, including the United States markets.

We may lose business if we are not able to successfully develop and introduce new products, services and features. If we are unable to develop and introduce new products, services, or enhancements to, or new features for, existing services, in a timely and successful manner, we may lose sales opportunities. The market for our services is characterized by rapid and significant technological advancements, the introduction of new products and services, changes in client demands and evolving industry standards. The adoption of new technologies or new industry standards may render our products obsolete and unmarketable. The process of developing new services or technologies is complex and requires significant continuing efforts. We may experience difficulties or funding shortages that could delay or prevent the successful development, introduction and sale of enhancements or new products and services. Moreover, new products, services or features which we introduce may not adequately address the needs of the marketplace or achieve significant market acceptance.

Our business could suffer if financing is not available when required or is not available on acceptable terms. Our future capital requirements depend on a number of factors, including our ability to grow our revenue. We believe that we have sufficient working capital and investments to fund our working capital, anticipated operating cash flow deficit and capital expenditure requirements for at least 12 months beyond the date of this prospectus. However, it is possible that we may need to raise additional funds sooner than expected in order to fund rapid expansion, develop new and enhance existing services or acquire complementary businesses or technologies. Our business could suffer if financing is not available when required or is not available on acceptable terms.

Future financing may be on terms adverse to your interests. If, in the future, we issue equity or convertible debt securities to raise additional funds, our shareholders may experience significant dilution of their ownership interest and holders of those new securities may have rights senior to those of the holders of our common shares.

We are dependent on key management personnel. Our success will depend largely on the continuing efforts of our executive officers and senior management, especially those of John Gerard Stanton, our President and Chief Executive Officer, Rob Richards, our Chief Operating Officer and Natalie Prowse, our Chief Technology Officer. Our business may be adversely affected if the services of any of our key personnel became unavailable to us. Although several of our key management personnel, including Messrs. Stanton, Richards and Prowse, have entered into employment agreements with us, there is a risk that these individuals will not continue to serve for any particular period of time. While we have obtained a key person life insurance policy on the life of Mr. Stanton in the approximate amount of $3,000,000, this amount may not be sufficient to offset the loss of his services.

Our business could be adversely affected if we are unable to protect our proprietary technologies. Our success depends to a significant degree upon the protection of our proprietary technologies and brand names. The unauthorized reproduction or other misappropriation of our proprietary technologies could provide third parties with access to our technologies without payment. If this were to occur, our proprietary technologies would lose value and our business, results of operations and financial condition could be materially adversely affected.

We rely upon a combination of copyright, trade secret and trademark laws and non-disclosure and other contractual arrangements to protect our proprietary rights. The steps we have taken to protect our proprietary rights, however, may not be adequate to deter misappropriation of proprietary information or protect us if misappropriation occurs. Policing unauthorized use of our technologies and other intellectual property is difficult, particularly because of the global nature of the Internet. We may not be able to detect unauthorized use of our proprietary information and take appropriate steps to enforce our intellectual property rights. If we resort to legal proceedings to enforce our intellectual property rights, the proceedings could be burdensome and expensive and could involve a high degree of risk.

Others could claim that we infringe upon their proprietary technologies. Our products, services, content and brand names may be found to infringe valid copyrights, trademarks or other intellectual property rights held by third parties. In the event of a successful infringement claim against us and our failure or inability to modify our technologies or services, develop non-infringing technology or license the infringed or similar technology, we may not be able to offer our services. Any claims of infringement, with or without merit, could be time consuming to defend, result in costly litigation, divert management attention, require us to enter into costly royalty or licensing arrangements, modify our technologies or services or prevent us from using important technologies or services, any of which could damage our business and financial condition.

We may become subject to burdensome government regulation which could increase our costs of doing business, restrict our activities and/or subject us to liability. Uncertainty and new regulations relating to the Internet could increase our costs of doing business, prevent us from delivering our services, slow the growth of the Internet or subject us to liability, any of which could adversely affect our business and prospects. In addition to new laws and regulations being adopted, existing laws may be applied to the Internet. There are currently few laws and regulations directly governing access to or commerce on the Internet. However, due to the increasing popularity and use of the Internet, the legal and regulatory environment that pertains to the Internet is uncertain and continues to change. New and existing laws may cover issues which include:

         o        user privacy;
         o        pricing controls;
         o        consumer protection;
         o        libel and defamation;
         o        copyright and trademark protection;
         o        characteristics and quality of services;
         o        sales and other taxes; and
         o other claims based on the nature and control of Internet materials.

Computer viruses or software errors may disrupt operations, subject us to a risk of loss and/or expose us to liability. Computer viruses may cause our systems to incur delays or other service interruptions. In addition, the inadvertent transmission of computer viruses or software errors in new services or products not detected until after their release could expose us to a material risk of loss or litigation and possible liability. Moreover, if a computer virus affecting our system is highly publicized or if errors are detected in our software after it is released, our reputation could be materially damaged and we could lose clients.

We may experience reduced revenue, loss of clients and harm to our reputation in the event of system failures. We may experience reduced revenue, loss of clients and harm to our reputation in the event of unexpected network interruptions caused by system failures. Our servers and software must be able to accommodate a high volume of traffic. We have experienced minor system interruptions in the past, and we believe that system interruptions will continue to occur from time to time in the future. If we are unable to add additional software and hardware to accommodate increased demand, we could experience unanticipated system disruptions and slower response times. Any catastrophic failure at our network operations center could prevent us from serving our clients for a number of days, or possibly weeks, and any failure of our Internet service provider may adversely affect our network's performance. Our clients may become dissatisfied by any system failure that interrupts our ability to provide our services to them or results in slower response times. Our business interruption insurance may not adequately compensate us for any losses that may occur due to any failures in our system or interruptions in our services.

Breaches of our network security could be costly. If unauthorized persons penetrate our network security, they could misappropriate proprietary information or cause interruptions in our services. We may be required to spend capital and resources to protect against or to alleviate these problems. In addition, because we host data for our clients, we may be liable to any of those clients that experience losses due to our security failures. As a result, security breaches could have a material adverse effect on our business and the value of our shares.

Our business depends on Internet service providers to provide satisfactory service to our clients to enable them to use our services and access job seeker candidates on-line. Failure of Internet service providers or on-line service providers to provide access to the Internet to our clients and job seekers would prevent them from accessing our Web site, which would cause our business to suffer. Many of the Internet service providers, on-line service providers and other Web site operators on which we depend have experienced significant service slowdowns, malfunctions, outages and capacity limitations. If users experience difficulties using our services due to the fault of third parties, our reputation could be harmed.

Our business depends on the development and maintenance of the Internet infrastructure. We cannot assure you that the Internet infrastructure will continue to effectively support the demands placed on it as the Internet continues to experience increased numbers of users, greater frequency of use or increased bandwidth requirements of users. In the past, the Internet has experienced a variety of outages and other delays. Any future outages or delays could affect the willingness of employers to use our on-line recruitment offerings and of job seekers to post their resumes on the Internet. If any of these events occur, our business, results of operations and financial condition could be materially adversely affected.

The existence of registration rights could depress the market for our common shares. We have granted registration rights with respect to 3,671,540 shares held by affiliates. These rights became exercisable on December 6, 2000. These registration rights are discussed in the "Description of Common Shares --

Registration Rights" section of the prospectus that is part of registration statement no. 333-87537. We also have granted registration rights to the underwriter for the common shares issuable upon exercise of the underwriter's warrants. These registration rights are described in the "Underwriting" section of the prospectus referred to above . We cannot predict the effect, if any, that sales of these additional securities or the availability of these additional securities for sale will have on the market prices prevailing from time to time.

The market price of our common shares may be extremely volatile. The market price of our common shares may be highly volatile as a result of factors specific to us or applicable to our market and industry in general. These factors include:

o variations in our annual or quarterly financial results or those of our competitors;
o changes by financial research analysts in their recommendations or estimates of our earnings;
o conditions in the economy in general or in the information technology service sector in particular;
o announcements of technological innovations or new products or services by us or our competitors, and
o unfavorable publicity or changes in applicable laws or regulations, or their judicial or administrative interpretations affecting us or the information technology service sectors.

In addition, the stock market in general, and internet stocks in particular, have recently been subject to extreme price and volume fluctuations. In the past, following periods of volatility in the market price of a company's securities, some companies have been sued by their shareholders. If we were sued, it could result in substantial costs and diversion of management's attention and resources, which could adversely affect our business.

Change of Control; Investment Canada Act; Majority of Directors to be Canadian. An investment in our common shares which results in a change of control of E-Cruiter may be subject to review and approval under the Investment Canada Act if the person acquiring control is not a Canadian person. This Canadian regulatory environment may have the effect of delaying or preventing a change in the control of E-Cruiter. In addition, pursuant to the Canada Business Corporations Act, a majority of the Board of Directors and a majority of Board committee members must be resident Canadians.

                               E-CRUITER.COM INC.

We provide on-line recruiting services to companies of all sizes through our Web site at www.ecruiter.com on our servers located in Ottawa, Canada. Clients access the recruitment services through standard Web browsers.

We began business operations in May of 1996 as CareerBridge Corporation and began operating a regional job board focused on the high-technology industry in 1997. We transformed our job board business into that of providing on-line recruitment services in February of 1999. In December of 1999 we sold our regional job board to Thomson Canada Limited.

Through use of our E-Cruiter Express services, our corporate clients are able to write one job advertisement that is reformatted by our proprietary software and posted in multiple job boards, thereby eliminating the need to reformat job postings for each board. For clients that require more comprehensive recruiting management services, we provide our E-Cruiter Enterprise service, which includes the posting features of E-Cruiter Express, as well as the following features:

         o a corporate career site, which is a job site hosted on our servers, and linked to a client's corporate Web site. This recruiting portal is linked to job posting and management services within E-Cruiter Enterprise;
         o resume processing tools which enable clients to rate, score, screen, search, organize and manage resumes submitted by job seekers;
         o applicant communication tools, including our proprietary e-mail system which automatically keeps records of the electronic communication associated with each job opening and generates automatic messages to job seekers; and
         o a suite of multi-user workflow features which allows for collaborative hiring between human resources personnel and hiring managers within the same organization.

Our services enable companies to take advantage of the Internet for recruiting, communicating with job seekers and managing the recruiting process in a cost-effective manner. We believe that, by using our services, companies:

         o        reduce their time to hire;
         o        reduce their direct costs to hire;
         o reduce their opportunity costs of having open unfilled positions; and
         o        improve their quality of hire.

We generate our revenues from companies who use our recruitment services. Approximately 75% of our revenue is generated by our E-Cruiter Enterprise services with the balance being generated by our E-Cruiter Express service offering.

Our business is a Web-outsourced application service. The cost benefit to organizations of Web-outsourcing is that all software and hardware infrastructure is physically located at the service provider location, with clients only requiring standard Web browsers on their employees' workstations. Therefore, because our clients are not required to make a significant initial investment, our services are easy to buy and implement. Compared to traditional client-server computing our service provides the following advantages to our customers:

         o        reduced total cost of ownership for technology;
         o greater flexibility for accommodating future business needs while maintaining state of the art technology deployment; and

         o significantly quicker service deployment, reducing the time-to-benefit cycle and the cost of adoption.

We believe our key competitive advantage is our experience in the recruiting industry and our effective use of information technology. We understand the human resource problems arising from poor use of technology and from ineffective recruiting strategies. In February of 2000, the Branham Group, a Canadian consulting company, listed us as one of Canada's top 250 software and information technology services companies in its 7th annual survey. We were listed among the top 50 Web development and services companies in Canada.

E-Cruiter is a Canadian corporation. Our principal executive offices are located at Constitution Square, 360 Albert Street, Suite 1510, Ottawa, Ontario, Canada K1R-7X7 and our telephone number is (613) 236-2263.

                                 USE OF PROCEEDS

Shares covered by this prospectus will be sold by the selling shareholders as principals for their own account. We will not receive any proceeds from sales of any shares by selling shareholders.

                              SELLING SHAREHOLDERS

This Prospectus relates to an aggregate of 17,142 of our common shares which have been acquired by the selling shareholders named below pursuant to the exercise of options granted under the E-Cruiter.com Inc. 1997 Key Employee Stock Option Plan. All of the selling shareholders are former employees of E-Cruiter. The following table sets forth: (1) the name of each selling shareholder and his/her former position with E-Cruiter; (2) the number of our common shares each selling shareholder beneficially owned as of December 1, 2000; (3) the number of our common shares that each selling shareholder may reoffer and resell pursuant to this prospectus and; (4) the number of our common shares that each of the selling shareholders will beneficially own after this offer assuming that all of the offered shares are sold. As of the date of this prospectus, each of the selling shareholders had terminated his/her employment with E-Cruiter and all unexercised options to acquire our common shares granted to him/her under our stock option plans had lapsed. Except for his/her former employment with E-Cruiter, none of the selling shareholders has or has had within the past 3 years, any material relationship with E-Cruiter.

As of December 6, 2000, there were 7,712,262 of our common shares outstanding.

----------------------------- --------------------- ---------------------------- ------------------------------
  Selling Shareholders and    Shares Beneficially
   Former Positions with          Owned as of         Shares Covered by This       Shares Beneficially Owned
         E-Cruiter              December 1, 2000            Prospectus              After this Offering (a)
         ----------             ----------------      ----------------------     --------------------------
----------------------------- --------------------- ---------------------------- ------------------------------
Susan Baird                           1,808                       1,808                            0
Sales Support
----------------------------- --------------------- ---------------------------- ------------------------------
Kelly Belanger
Developer                             1,446                       1,446                            0
----------------------------- --------------------- ---------------------------- ------------------------------


                                       12

----------------------------- --------------------- ---------------------------- ------------------------------
  Selling Shareholders and    Shares Beneficially
   Former Positions with          Owned as of         Shares Covered by This       Shares Beneficially Owned
         E-Cruiter              December 1, 2000            Prospectus              After this Offering (a)
         ----------             ----------------      ----------------------     --------------------------
----------------------------- --------------------- ---------------------------- ------------------------------
Olga Caron
Quality Assurance                     1,085                       1,085                            0
----------------------------- --------------------- ---------------------------- ------------------------------
Christine Desbiens
Client Services                       2,025                       2,025                            0
----------------------------- --------------------- ---------------------------- ------------------------------
Julie Mask
Sales Representative                  1,447                       1,447                            0
----------------------------- --------------------- ---------------------------- ------------------------------
Louise Robichaud
Client Services                       7,086                       2,747                         4,339(*)
----------------------------- --------------------- ---------------------------- ------------------------------
Robert Vainola
Manager, Product
Specifications                        3,616                       3,616                            0
----------------------------- --------------------- ---------------------------- ------------------------------
Robert Williams
Manager, Finance                      6,191                       1,446                        4,745 (*)
----------------------------- --------------------- ---------------------------- ------------------------------
Bill Wright                           1,522
Manager, Network Operations                                       1,522                            0
----------------------------- --------------------- ---------------------------- ------------------------------

* Indicates common shares held are less than 1% of outstanding.

(a)   Assumes that all common shares offered hereby are sold.

                              PLAN OF DISTRIBUTION

The selling shareholders may sell shares under this prospectus from time to time in transactions, including one or more block transactions, on the Nasdaq Small Cap Market or the Boston Stock Exchange, in the public market off the Nasdaq Small Cap Market and the Boston Exchange, in privately negotiated transactions, or in a combination of such transactions. Each sale may be made either at the market price prevailing at the time of sale or at a negotiated price. Sales may be made through brokers or to dealers, and those brokers or dealers may receive compensation in the form of commissions or discounts not exceeding commissions or discounts customary in similar transactions. Any shares covered by this prospectus that qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. All expenses of registration incurred in connection with this offering are being borne by E-Cruiter, but all brokerage commissions and other expenses incurred by a selling shareholder will be paid by that selling shareholder.

The selling shareholder and any dealer acting in connection with the offering or any broker executing a sell order on behalf of a selling shareholder may be considered "underwriters" under the Securities Act. Then, any profit on the sale of shares by a selling shareholder and any commissions or discounts received by any such broker or dealer may be considered underwriting compensation under the

Securities Act. In addition, any broker or dealer may be required to deliver a copy of this prospectus to any person who purchases any of the shares from or through such broker or dealer.

In order to comply with the securities laws of certain states, if applicable, the shares will be sold only through registered or licensed brokers or dealers.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

The documents listed below are incorporated by reference in this registration statement from the date of the filing of such documents:

         (a) our Annual Report on Form 20-F for the fiscal year ended May 31, 2000 which was filed with the SEC on November 30, 2000 pursuant to Section 13 of the Exchange Act (File No. 1-15503);

         (b) the description of the common shares which is contained under the heading "Description of Common Shares" in the prospectus that is part of our registration statement no. 333-87537 and was also incorporated by reference in our registration statement on Form 8-A filed under the Exchange Act, and any amendment or report filed for the purpose of updating such description;

         (c) any Form 6-K subsequently filed with the SEC which is identified by us as being incorporated by reference into this registration statement; and

         (d) any other documents subsequently filed by the E-Cruiter pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act prior to the filing of a post-effective amendment which indicates that all registered securities have been sold or which deregisters all securities then remaining unsold.

ITEM 4.  DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under the Canada Business Corporation Act, except with respect to an action by us on behalf of us to procure a judgment in our favor, we have a right to indemnify any of our officers or directors or any former officers or directors, who act or have acted at our request as officers or directors against any costs, charges or expenses for amounts paid by him to settle an action in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of having been our officer or director if:

         (a) he has acted honestly and in good faith with a view toward our best interests; and

         (b) in the case of a criminal or administrative action or proceeding that is enforced by monetary penalty, he had reasonable grounds for believing his conduct was lawful.

We make the determination in (a) and (b) above.

Further, we may, with the approval of a court, indemnify a person who is a director, officer, former director, or former officer with respect to an action by or on behalf of us to procure a judgment in our favor to which he is made a party by reason of being or having been our officer or director, against all costs, charges and expenses reasonably incurred by him in connection with that action if:

         (a) he has acted honestly and in good faith with a view toward our best interests; and

         (b) in the case of a criminal or administrative action or proceeding that is enforced by monetary penalty he had reasonable grounds for believing his conduct was lawful.

A director, officer, former director, or former officer of ours is also entitled to indemnification from us with respect to all costs, charges and expenses reasonably incurred by him in connection with the defense of any civil, criminal or administrative action or proceeding to which he is a party by reason of being or having been a director or officer of ours, if he:

         (a) was substantially successful on the merits in his defense of the action or proceeding;

         (b) acted honestly and in good faith with a view toward our best interests; and

         (c) in the case of a criminal or administrative action or proceeding that was enforced by a monetary penalty, had reasonable grounds for believing that his conduct was lawful.

In addition, our by-laws provide that no director is liable for the acts of any other director or officer or employee or for any loss or damage to us unless it is caused by his own willful neglect or default. However, the limitation against liability does not extend or grant any director or officer protection against the breach of any law. The by-laws also provide for an indemnity similar to the provisions contained in the Canada Business Corporation Act and subject to the same limitations.

Our by-laws provide that, subject to the Canada Business Corporations Act, we can purchase and maintain indemnity insurance for the benefit of our directors and officers as may be determined from time to time by our directors. We maintain a policy of insurance under which our directors and officers are insured, subject to the limits of the policy, against certain losses arising from claims made against them as officers and directors and by reason of any acts or omissions covered under the policy, in their respective capacities as directors of officers, including liability under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to E-Cruiter's directors, officers and controlling persons in relation to the above provisions, or permitted in any other circumstance, E-Cruiter has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unforceable.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

The restricted securities to be reoffered and resold by the selling shareholders pursuant to this registration statement were originally issued by E-Cruiter pursuant to the exemption from registration provided by Rule 903 of Regulation S promulgated under the Securities Act. The following facts were relied upon to make the exemption available:

o        the offers and sales were made in offshore transactions, in Canada;
o no directed selling efforts were made in the United States with respect to such restricted securities by either E-Cruiter, any affiliate of E-Cruiter or any person acting on behalf of the foregoing;
o        there was no distributor;
o the conditions of Category 1 contained in Rule 903(b)(1)(iv) were satisfied as follows:

         o the restricted shares were offered and sold to employees of E-Cruiter pursuant to the 1997 Plan, which is an employee benefit plan established and administered in accordance with the laws of Canada and customary practices and documentation of Canada;
         o the options were issued in compensatory circumstances for bona fide services rendered to E-Cruiter in connection with E-Cruiter's business and not in connection with the offer or sale of securities in a capital raising transaction;
         o eligibility for participation in the 1997 Plan was limited to E-Cruiter's employees and directors, all of whom were Canadian residents;
         o the options issued under the 1997 Plan are non-transferable other than by will or the laws of descent and distribution; and
         o the share certificates representing the restricted shares issued to the selling shareholders upon exercise of their options stated that such securities had not been registered under the Securities Act and may not be offered or sold in the United States unless registered or an exemption from registration is available.

ITEM 8.  EXHIBITS.

Exhibit
-------
Number            Description
------            -----------

4.1 Article 3 and Schedule "A" of the Articles of Incorporation, as amended (filed as part of Exhibit 3.1 to E-Cruiter's registration statement no. 333-87537).*

4.2 By-laws (filed as Exhibit 3.2 to E-Cruiter's registration statement no. 333-87537).*

4.3      E.Cruiter.com Inc. 1997 Key Employee Stock Option Plan, (filed as
         Exhibit 10.7 to E-Cruiter's registration statement no. 333-87537).*

4.4 E.Cruiter.com Inc. 1999 Employee and Director Stock Option Plan, as amended as of October 5, 2000.**

5.1 Opinion of Perley-Robertson, Hill & McDougall as to the legality of the common shares to be issued upon the exercise of options granted under the 1997 Plan and the 1999 Plan.**

23.1     Consent of PricewaterhouseCoopers LLP.**

23.2 Consent of Perley-Robertson, Hill & McDougall (included in the opinion filed as Exhibit 5.1 to this registration statement).**

23.2     Power of Attorney (included in signature page).**

--------------------------------

  *  Incorporated by reference.
**  Filed herewith.

ITEM 9.  UNDERTAKINGS.

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)      to include any prospectus required by
                                    Section 10(a)(3) of the Securities Act;

                           (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                           (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  provided, however, that the undertakings in paragraph
                  (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by E-Cruiter pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
                  Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                    SIGNATURE

                  Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ottawa province of Ontario, Canada, on this 7th day of December, 2000.

                             E-CRUITER.COM INC.



                             By:/s/ John Gerard Stanton
                                ---------------------------------
                                John Gerard Stanton
                                Chief Executive
                                Officer and President

                                POWER OF ATTORNEY

                  We, the undersigned officers and directors of E-Cruiter.com Inc., hereby severally constitute and appoint John Gerard Stanton and Jeffery E. Potts, and each of them singly, our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to sign for us and in our name in the capacities indicated below, any and all amendments to this registration statement on Form S-8 filed by E-Cruiter.com Inc. with the SEC, and generally to do all such things in our name and behalf in such capacities to enable E-Cruiter.com Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the SEC, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys, or any of them, to any and all such amendments.

                  Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

           Signature                                   Title                            Date
           ---------                                   -----                            ----
/s/ John Gerard Stanton                     Chairman of the Board,                 December 4, 2000
------------------------------------        Chief Executive Officer
John Gerard Stanton                         and President


/s/ Jeffery E. Potts                        Chief Financial Officer and            December 4, 2000
------------------------------------        Principal Accounting Officer
Jeffery E. Potts


/s/ Roderick M. Bryden                      Director                               December 4, 2000
------------------------------------
Roderick M. Bryden


/s/ John McLennan                           Director                               December 4, 2000
------------------------------------
John McLennan


/s/ Matthew J. Ebbs                         Director                               December 5, 2000
------------------------------------
Matthew J. Ebbs


                                  Exhibit Index
                                  -------------

Exhibit
-------
Number            Description
------            -----------

4.1 Article 3 and Schedule "A" of the Articles of Incorporation, as amended (filed as part of Exhibit 3.1 to E-Cruiter's registration statement no. 333-87537).*

4.2 By-laws (filed as Exhibit 3.2 to E-Cruiter's registration statement no. 333-87537).*

4.3      E.Cruiter.com Inc. 1997 Key Employee Stock Option Plan (filed as
         Exhibit 10.7 to E-Cruiter's registration statement no. 333-87537).*

4.4 E.Cruiter.com Inc. 1999 Employee and Director Stock Option Plan, as amended as of October 5, 2000.**

5.1 Opinion of Perley-Robertson, Hill & McDougall as to the legality of the common shares to be issued upon the exercise of options granted under the 1997 Plan and the 1999 Plan.**

23.1     Consent of PricewaterhouseCoopers LLP.**

23.2 Consent of Perley-Robertson, Hill & McDougall (included in the opinion filed as Exhibit 5.1 to this registration statement).**

24.1     Power of Attorney (included in signature page).**

--------------------------------

  *  Incorporated by reference.
**  Filed herewith.